EXHIBIT 99.1

FOR IMMEDIATE RELEASE
November 2, 2004

Contact:	John Breed
Cooper Industries, Ltd.
(713) 209-8835

COOPER INDUSTRIES BOARD DECLARES DIVIDEND AND
ANNOUNCES SHARE REPURCHASE PLAN

HOUSTON, TX, November 2, 2004 – The Board of Directors of Cooper Industries, Ltd. (NYSE:CBE) today declared a regular quarterly dividend of $.35 on each share of the Company’s outstanding common stock. The dividend is payable, January 3, 2005, to shareholders of record on December 1, 2004.

     Cooper also announced today that its board of directors has authorized the repurchase of up to five million shares of the Company’s Class A common stock. The Company may also purchase the remaining 161,050 shares under a five million share authorization approved in February 2000. Cooper intends to repurchase its stock from time to time in open market transactions subject to applicable New York Stock Exchange and Securities and Exchange Commission rules. The repurchase program is effective immediately and has no set termination date.

     Cooper Industries, Ltd., with 2003 revenues of $4.1 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, with administrative headquarters in Houston, Texas, Cooper has more than 27,000 employees serving more than 100 locations around the world, and sells products to customers in more than 50 countries. For more information, visit www.cooperindustries.com.

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